Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

HilleVax, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	Rule 457(o)	—	—	$100,000,000	0.0000927	$9,270
	Total Offering Amounts					$100,000,000		$9,270
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$9,270

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Includes shares of common stock that the underwriters have the option to purchase.

(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.